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                                                                   EXHIBIT 99.a

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       ONEOK FINANCIAL NEWS
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ONEOK, INC.                                 CONTACT: WELDON WATSON, 918/588-7158
P. O. BOX 871
TULSA, OK 74102-0871                      FOR IMMEDIATE RELEASE, AUGUST 10, 1999


                           ONEOK/SOUTHWEST GAS MERGER
                            APPROVED BY SHAREHOLDERS



         TULSA, Oklahoma - The merger of ONEOK, Inc., (NYSE:OKE) and Southwest Gas Corporation (NYSE:SWX) was approved at the annual meeting of Southwest Gas shareholders today in Las Vegas, Nevada. Shareholders approved a cash offer of $30 per share of Southwest Gas common stock for a total of $918 million. The total transaction including assumed debt is estimated at $1.8 billion. Approximately 79 percent of the shares voted at the meeting were in support of the merger.

         Larry Brummett, chairman and chief executive officer of the company, said, "We are very pleased with the support of the Southwest shareholders and will continue to move as expeditiously as possible to conclude state regulatory approvals in Arizona and California. We want to conclude this transaction promptly and successfully in the best interest of shareholders, customers and employees. We look forward to combining the best practices of all our distribution operations to better serve our customers in all the states where we provide gas service."

         The Public Utilities Commission of Nevada unanimously approved the ONEOK/Southwest Gas merger on June 21. On June 20, ONEOK and Southwest Gas reached a stipulated agreement on the merger with the Arizona Corporation Commission staff and the Residential Utility Consumers Office. A hearing is set before an administrative law judge in Arizona on September 1. Final approval by the Arizona Commission is expected later in September.

         ONEOK, Southwest Gas and the Office of Ratepayers Advocates of the California Public Utilities Commission signed an agreement during a settlement conference in San Francisco on July 30. An administrative law judge is expected to present the settlement to the California Commission for consideration in September. The necessary premerger filings with the Justice Department and the Federal Trade Commission were made early in the process and clearance under the Hart-Scott-Rodino Act has also been achieved.






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         The merger will create the largest stand-alone gas distribution company in the United States serving 2.6 million customers. ONEOK currently is the major gas distributor in Kansas and Oklahoma operating as Kansas Gas Service Company and Oklahoma Natural Gas Company serving 1.4 million customers. Southwest Gas serves 1.2 million customers as the major gas distributor in Arizona and Nevada with 100,000 customers in California.

         The terms of the transaction call for three Southwest Gas board members to join ONEOK's board, filling a current vacancy and two positions that were vacated due to retirements. Southwest Gas will operate as a division of ONEOK, Inc., and will retain its name in the markets it serves.

         ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission. The company is also the largest natural gas distributor in Kansas and Oklahoma.

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STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR
PREDICTIONS AS TO THE ACCRETIVE NATURE OF THE TRANSACTION AND ITS EXPECTED CONSUMMATION ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. AMONG THE IMPORTANT FACTORS THAT COULD AFFECT ACTUAL RESULTS ARE THE TIMING AND TERMS OF REGULATORY APPROVALS AND OPERATING RESULTS OF ONEOK AND SOUTHWEST GAS. MORE INFORMATION ABOUT THE ONEOK AND SOUTHWEST GAS TRANSACTION CAN BE FOUND UNDER COMPANY NEWS ON THE ONEOK WEB SITE AT www.oneok.com. SERVICE AREA MAPS AND LOGOS ARE AVAILABLE UNDER MEDIA KIT.